EXHIBIT 99.1

Aurora Oil & Gas Corporation Announces Voluntary Delisting from NYSE Amex

TRAVERSE CITY, MICHIGAN, April 15, 2009 – Aurora Oil & Gas Corporation (NYSE Alternext US: AOG) today announced that it has given formal notice to NYSE Amex, LLC (the ‘Exchange’) of the Company’s intention to voluntarily delist its common stock from the NYSE Alternext (‘Alternext’) market.

On April 9, 2009, the Company received a letter from the Exchange, which stated the following:

“The staff of the Exchange’s Corporate Compliance Department (the “Staff”) has determined based upon its review of publicly available information that Aurora Oil & Gas Corporation (the “Company” or “Aurora”) does not meet certain of the Exchange’s continued listing standards as set forth in Part 10 of the NYSE Amex Company Guide (the “Company Guide”; accessible at www.nyse.com/regulation), and the Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.  Specifically, the Company is not in compliance with Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.”

These factors, together with the Company’s internal objectives to pursue cost savings measures, have led Aurora’s Board of Directors to pursue voluntary delisting from the Alternext and not take any action to maintain its Exchange listing.  The Company will take appropriate actions for its common stock to be quoted on the OTC Bulletin Board.

Aurora anticipates that it will provide notification (Form 25) to the Securities and Exchange Commission on or around April 27, 2009.  The Company further anticipates that the last day of trading of its common stock on the NYSE Alternext will be on or around May 6, 2009.

About Aurora Oil & Gas Corporation

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production, with its primary operations in the Antrim Shale of Michigan, the New Albany Shale of Indiana and Kentucky.

Cautionary Note on Forward-Looking Statements

Statements regarding future events, occurrences, circumstances, activities, performance, outcomes, beliefs and results, including future plans and objectives, anticipated actions related to the trading of its common equity and anticipated dates of future occurrences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the forward-looking statements described are based on reasonable assumptions, we can give no assurance that they will prove accurate. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

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Contact:

Aurora Oil & Gas Corporation
Jeffrey W. Deneau, Investor Relations
(231) 941-0073
www.auroraogc.com

Source: Aurora Oil & Gas Corporation